ASSET PURCHASE AGREEMENT

                      TRINITY FITTING & FLANGE GROUP, INC.
                                      Buyer

                                LADISH CO., INC.
                                     Company

                                 April 24, 1997




                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS


   1.   PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . .  1
        1.1.   Definition of "Business"  . . . . . . . . . . . . . . . . .  1
        1.2.   Assets to be Transferred  . . . . . . . . . . . . . . . . .  1
        1.3.   Excluded Assets . . . . . . . . . . . . . . . . . . . . . .  3

   2.   ASSUMPTION OF LIABILITIES  . . . . . . . . . . . . . . . . . . . .  4
        2.1.   Liabilities to be Assumed . . . . . . . . . . . . . . . . .  4
        2.2.   Liabilities Not to be Assumed . . . . . . . . . . . . . . .  5

   3.   PURCHASE PRICE - PAYMENT . . . . . . . . . . . . . . . . . . . . .  6
        3.1.   Purchase Price  . . . . . . . . . . . . . . . . . . . . . .  6
        3.2.   Payment of Purchase Price . . . . . . . . . . . . . . . . .  6
        3.3.   Determination of Net Working Capital  . . . . . . . . . . .  7
        3.4.   Prorations  . . . . . . . . . . . . . . . . . . . . . . . . 10
        3.5.   Intentionally Left Blank. . . . . . . . . . . . . . . . . . 11
        3.6.   Allocation of Purchase Price  . . . . . . . . . . . . . . . 11

   4.   REPRESENTATIONS AND WARRANTIES OF COMPANY  . . . . . . . . . . . . 11
        4.1.   Corporate . . . . . . . . . . . . . . . . . . . . . . . . . 11
        4.2.   Authority . . . . . . . . . . . . . . . . . . . . . . . . . 12
        4.3.   No Violation  . . . . . . . . . . . . . . . . . . . . . . . 12
        4.4.   Division Financial Statements . . . . . . . . . . . . . . . 12
        4.5.   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . 13
        4.6.   Accounts Receivable . . . . . . . . . . . . . . . . . . . . 13
        4.7.   Inventory . . . . . . . . . . . . . . . . . . . . . . . . . 13
        4.8.   Absence of Certain Changes  . . . . . . . . . . . . . . . . 14
        4.9.   Absence of Undisclosed Liabilities  . . . . . . . . . . . . 15
        4.10.  No Litigation . . . . . . . . . . . . . . . . . . . . . . . 15
        4.11.  Compliance With Laws and Orders . . . . . . . . . . . . . . 15
        4.12.  Title to and Condition of Properties  . . . . . . . . . . . 20
        4.13.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . 22
        4.14.  Contracts and Commitments . . . . . . . . . . . . . . . . . 22
        4.15.  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . 23
        4.16.  Intentionally Left Blank  . . . . . . . . . . . . . . . . . 24
        4.17.  Intentionally Left Blank  . . . . . . . . . . . . . . . . . 24
        4.18.  Trade Rights  . . . . . . . . . . . . . . . . . . . . . . . 24
        4.19.  Major Customers and Suppliers . . . . . . . . . . . . . . . 24
        4.20.  Product Warranty and Product Liability  . . . . . . . . . . 25
        4.21.  Affiliates' Relationships to Company  . . . . . . . . . . . 25
        4.22.  Assets Necessary to Business  . . . . . . . . . . . . . . . 26
        4.23.  No Brokers or Finders . . . . . . . . . . . . . . . . . . . 26

   5.   REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . 26
        5.1.   Corporate . . . . . . . . . . . . . . . . . . . . . . . . . 26
        5.2.   Authority . . . . . . . . . . . . . . . . . . . . . . . . . 26
        5.3.   No Brokers or Finders . . . . . . . . . . . . . . . . . . . 27

   6.   EMPLOYEES - EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . . . 27
        6.1.   Plant Closing Notification  . . . . . . . . . . . . . . . . 27
        6.2.   Employment Liabilities. . . . . . . . . . . . . . . . . . . 27
        6.3.   Employees . . . . . . . . . . . . . . . . . . . . . . . . . 27
        6.4.   COBRA.  . . . . . . . . . . . . . . . . . . . . . . . . . . 27

   7.   OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . 28
        7.1.   Title Matters . . . . . . . . . . . . . . . . . . . . . . . 28
        7.2.   Environmental Audits  . . . . . . . . . . . . . . . . . . . 28
        7.3.   Noncompetition  . . . . . . . . . . . . . . . . . . . . . . 28
        7.4.   Confidential Information  . . . . . . . . . . . . . . . . . 30
        7.5.   Privileged Materials  . . . . . . . . . . . . . . . . . . . 30
        7.6.   HSR Act Filings . . . . . . . . . . . . . . . . . . . . . . 30
        7.7.   Use of Company's Name . . . . . . . . . . . . . . . . . . . 31
        7.8.   Sales Tax Matters . . . . . . . . . . . . . . . . . . . . . 31
        7.9.   Intentionally Left Blank. . . . . . . . . . . . . . . . . . 31
        7.10.  Cynthiana, Kentucky Flood . . . . . . . . . . . . . . . . . 31
        7.11.  Nondisparagement  . . . . . . . . . . . . . . . . . . . . . 32
        7.12.  Form 8594 Filing  . . . . . . . . . . . . . . . . . . . . . 32

   8.   FURTHER COVENANTS OF COMPANY . . . . . . . . . . . . . . . . . . . 32
        8.1.   Access to Information and Records and Physical Inspections  32
        8.2.   Conduct of Business Pending the Closing . . . . . . . . . . 33
        8.3.   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . 34
        8.4.   Other Action  . . . . . . . . . . . . . . . . . . . . . . . 34
        8.5.   Production Contract . . . . . . . . . . . . . . . . . . . . 34

   9.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS  . . . . . . . . . . . 34
        9.1.   Representations and Warranties True on the Closing Date . . 34
        9.2.   Compliance With Agreement . . . . . . . . . . . . . . . . . 34
        9.3.   Absence of Litigation . . . . . . . . . . . . . . . . . . . 34
        9.4.   Consents and Approvals  . . . . . . . . . . . . . . . . . . 34
        9.5.   Title Insurance . . . . . . . . . . . . . . . . . . . . . . 35
        9.6.   Hart-Scott-Rodino Waiting Period  . . . . . . . . . . . . . 35
        9.7.   Section 1445 Affidavit  . . . . . . . . . . . . . . . . . . 35
        9.8.   Environmental Audit . . . . . . . . . . . . . . . . . . . . 35

   10.  CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS  . . . . . . . . . . 35
        10.1.  Representations and Warranties True on the Closing Date . . 35
        10.2.  Compliance With Agreement . . . . . . . . . . . . . . . . . 35
        10.3.  Absence of Litigation . . . . . . . . . . . . . . . . . . . 36
        10.4.  Waiting Periods . . . . . . . . . . . . . . . . . . . . . . 36

   11.  ESCROW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

   12.  CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
        12.1.  Documents to be Delivered by Company  . . . . . . . . . . . 36
        12.2.  Documents to be Delivered by Buyer  . . . . . . . . . . . . 37

   13.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
        13.1.  Right of Termination Without Breach . . . . . . . . . . . . 38
        13.2.  Termination for Breach  . . . . . . . . . . . . . . . . . . 38
        13.3.  Environmental Defects . . . . . . . . . . . . . . . . . . . 39

   14.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . 39
        14.1.  Disclosure Schedule . . . . . . . . . . . . . . . . . . . . 39
        14.2.  Further Assurance . . . . . . . . . . . . . . . . . . . . . 40
        14.3.  Disclosures and Announcements . . . . . . . . . . . . . . . 40
        14.4.  Assignment; Parties in Interest . . . . . . . . . . . . . . 40
        14.5.  Equitable Relief  . . . . . . . . . . . . . . . . . . . . . 40
        14.6.  Law Governing Agreement . . . . . . . . . . . . . . . . . . 41
        14.7.  Amendment and Modification  . . . . . . . . . . . . . . . . 41
        14.8.  Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . 41
        14.9.  Expenses; Cost of Litigation  . . . . . . . . . . . . . . . 42
        14.10. Entire Agreement  . . . . . . . . . . . . . . . . . . . . . 43
        14.11. Counterparts  . . . . . . . . . . . . . . . . . . . . . . . 43
        14.12. Headings  . . . . . . . . . . . . . . . . . . . . . . . . . 43
        14.13. Glossary of Terms . . . . . . . . . . . . . . . . . . . . . 43



                               Disclosure Schedule

   Schedule 1.2.(a)              -    Owned Real Property
   Schedule 1.2.(b)              -    Leased Real Property
   Schedule 1.2.(e)              -    Personal Property Leases
   Schedule 1.2.(g)(i)           -    Contracts
   Schedule 1.2.(g)(ii)          -    Purchase Orders
   Schedule 1.2.(g)(iii)         -    Sales Orders
   Schedule 4.1.(c)              -    Foreign Corporation Qualification
   Schedule 4.3                  -    Violation, Conflict, Default
   Schedule 4.4                  -    Business Financial Statements
   Schedule 4.5                  -    Tax Matters
   Schedule 4.6                  -    Accounts Receivable (Aged Schedule)
   Schedule 4.7                  -    Inventory Off Premises
   Schedule 4.8                  -    Certain Changes
   Schedule 4.9                  -    Off-Balance Sheet Liabilities
   Schedule 4.10                 -    Litigation Matters
   Schedule 4.11.(a)             -    Non-Compliance with Laws
   Schedule 4.11.(b)             -    Licenses and Permits
   Schedule 4.11.(c)             -    Environmental Matters (Exceptions to
                                      Representations)
   Schedule 4.11.(c)(E)          -    Storage Tanks
   Schedule 4.11.(c)(L)          -    Environmental Consents and Approvals
   Schedule 4.12.(a)(i)          -    Pre-Closing Liens
   Schedule 4.12.(a)(ii)         -    Post-Closing Liens
   Schedule 4.12.(b)             -    Condition (Exceptions to
                                      Representations)
   Schedule 4.13                 -    Insurance
   Schedule 4.14.(d)             -    Sales Commitments
   Schedule 4.14.(g)             -    Collective Bargaining Agreements
   Schedule 4.14.(h)             -    Material Contracts
   Schedule 4.15                 -    Labor Matters
   Schedule 4.18                 -    Trade Rights
   Schedule 4.19.(a)             -    Major Customers
   Schedule 4.19.(b)             -    Major Suppliers
   Schedule 4.19.(c)             -    Sales Representatives
   Schedule 4.20                 -    Product Warranty and Product Liability
   Schedule 4.21.(a)             -    Contracts with Affiliates


                                Exhibit Schedule

   Exhibit 8.5.                  -    Machining Contract
   Exhibit 11.1                  -    Escrow Agreement


                            ASSET PURCHASE AGREEMENT


             ASSET PURCHASE AGREEMENT (this "Agreement") dated April 24, 1997, by and between Trinity Fitting & Flange Group, Inc., a Delaware corporation ("Buyer"), and Ladish Co., Inc., a Wisconsin corporation ("Company").


                                    RECITALS

             A. Company is engaged, through its Industrial Products Division (the "Division"), in the manufacture and sale of piping components.

             B. The Division operates at Company's facilities located at Cynthiana, Kentucky and Russellville, Arkansas (the "Facilities").

             C. Buyer desires to purchase from Company, and Company desires to sell to Buyer, certain of the property and assets of the Division.

             NOW THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

   1.   PURCHASE AND SALE OF ASSETS

        1.1. Definition of "Business". As used herein, "Business" shall mean the manufacture, production, marketing, distribution, exploitation, sale and related research and development by Company of pipes, valves and fittings including, without limitation, all operations carried on by, or related to products associated by trade name or otherwise with, the Division prior to the Closing Date (as defined below). The term "Business" shall also mean the Company insofar as the operation of the Business prior to the Closing Date is concerned.

        1.2. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date, Company shall sell, transfer, convey, assign, and deliver to Buyer (or upon Buyer's request, to one or more wholly-owned subsidiaries of Buyer as designated by Buyer), and Buyer shall purchase from Company all of the rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of Company used, held for use or acquired or developed for use in the Business, together with all rights and privileges associated with such assets, other than the Excluded Assets (as hereinafter defined) (collectively, the "Purchased Assets"). The Purchased Assets shall include, without limitation, the following:

               1.2.(a)   Owned Real Property.  The real property, including
        fixtures, buildings, improvements, and all appurtenant rights, described on Schedule 1.2.(a) of the Disclosure Schedule attached hereto and made a part hereof (the "Disclosure Schedule") (the "Owned Real Property").

               1.2.(b)   Leased Real Property.  The leases of real property
        described on Schedule 1.2.(b) of the Disclosure Schedule (the "Real Property Leases") with respect to the real property described thereon (the "Leased Real Property").

               1.2.(c)   Personal Property.  All machinery, equipment,
        vehicles, tools, supplies, spare parts, furniture and all other personal property (other than personal property leased pursuant to Personal Property Leases as hereinafter defined) owned, utilized or held for use in the Business by Company on the Closing Date.

               1.2.(d)   Inventory.  All inventories of raw materials,
        work-in-process and finished goods (including all such in transit), and service and repair parts, supplies and components held for resale in the Business by Company on the Closing Date, together with related packaging materials (collectively the "Inventory").

               1.2.(e)   Personal Property Leases.  All leases of machinery,
        equipment, vehicles, furniture and other personal property leased by Company for the Business, described in Schedule 1.2.(e) of the Disclosure Schedule (the "Personal Property Leases").

               1.2.(f)   Trade Rights.  All the Company's right, title and
        interest in and to any and all Trade Rights used in the Business. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names (except as otherwise provided herein);
        (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and
        (vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof.

               1.2.(g)   Contracts.  All the Company's rights in, to and
        under all contracts ("Contracts") purchase orders ("Purchase Orders") and sales orders ("Sales Orders") described in Schedules 1.2.(g)(i), 1.2.(g)(ii) and 1.2.(g)(iii) of the Disclosure Schedule, respectively, as well as every Purchase Order or Sales Order entered into by Company after the date of this Agreement in the ordinary course of business and in accordance with past practice. At the Closing, Company shall update the Disclosure Schedule to include all Contracts, Purchase Orders and Sales Orders entered into by the Company after the date of this Agreement in the ordinary course of business which involve consideration or other expenditures by Company in excess of Fifty Thousand and 00/100 Dollars ($50,000) or performance over a period of more than twelve (12) months from the date of the Contract, Purchase Order or Sales Order, as to which Buyer shall have the right to elect to include or exclude from the Purchased Assets.

               1.2.(h)   Computer Software.  All computer source and object
        codes, programs and other software of Company or licensed or otherwise owned by the Company relating to the Business, including all machine readable code, printed listings of code, documentation and related property and information of Company relating to the Business, to the extent necessary to operate the Business; provided that with respect to licensed software to the extent Company is permitted to transfer same.

               1.2.(i)   Literature.  All sales literature, promotional
        literature, catalogs and similar materials of the Company relating to the Business.

               1.2.(j)   Records and Files.  All books, records and files of
        Company of every kind relating to the Business including, without limitation, invoices, customer and vendor lists, blueprints, specifications, designs, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other tangible embodiments of any such information.

               1.2.(k)   Notes and Accounts Receivable.  All notes, drafts
        and accounts receivable of Company relating to the Business, except for those described in Section 1.3.(e) hereof.

               1.2.(l)   Licenses; Permits.  All licenses, permits,
        approvals, certifications and listings of Company relating to the Business.

               1.2.(m)   General Intangibles.  All prepaid items, all causes
        of action arising out of occurrences after the Closing, and other intangible rights and assets relating to the Business except as provided in Section 7.10.

        1.3. Excluded Assets. The provisions of Section 1.2 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase from the Company the following assets of Company (collectively, the "Excluded Assets"):

               1.3.(a)   Cash and Cash Equivalents.  All cash on hand,
        escrows, deposit accounts and cash in banks, other than petty cash balances at Cynthiana, Kentucky and Russellville, Arkansas.

               1.3.(b)   Consideration.  The consideration delivered by Buyer
        to Company pursuant to this Agreement.

               1.3.(c)   Tax Credits and Records.  Federal, state and local
        income and franchise tax credits and tax refund claims and associated returns and records for periods prior to the Closing Date. Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof.

               1.3.(d)   Corporate Franchise.  Company's franchise to be a
        corporation, its certificate of incorporation, corporate seal, stock books, minute books and other corporate records having exclusively to do with the corporate organization and capitalization of Company.

               1.3.(e)   Obligations of Affiliates.  Notes, drafts, accounts
        receivable or other obligations for the payment of money, made or owed by any Affiliate of Company, and any inter-company balances.
        For purposes of this Agreement, the term "Affiliate" of the Company shall mean and include all shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market.

               1.3.(f)   Privileged Materials.  All of Company's interest in
        privileged communications, attorney work product, and materials concerning either of the foregoing.

               1.3.(g)   Insurance Proceeds.  Proceeds of insurance claims
        with respect to the March, 1997 flooding of the Company's facility at Cynthiana, Kentucky, whether collected or not at the Closing Date, but only to the extent set forth in section 7.10.


   2.   ASSUMPTION OF LIABILITIES

        2.1. Liabilities to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge when due and payable and otherwise in accordance with the relevant governing agreements and instruments the following Liabilities of the Company (the "Assumed Liabilities"):

               2.1.(a)   Closing Balance Sheet Payables.  All trade accounts
        payable of the Business at the Effective Time, in an amount not to exceed the amount of trade accounts payable reflected on the Division Closing Balance Sheet as finally determined in accordance with
        Section 3.3.(b). No Liability which is an account payable, note, draft, inter-company balance or other Liability accounted for as an obligation for the payment of money by the Division to Company or any other division or affiliate of Company shall be assumed by Buyer.

               2.1.(b)   Contractual Liabilities.  Company's Liabilities
        arising from and after the Closing Date under and pursuant to the following:

                         (i)     the Real Property Leases described on
               Schedule 1.2.(b) of the Disclosure Schedule.

                         (ii)    the Personal Property Leases described on
               Schedule 1.2.(e) of the Disclosure Schedule.

                         (iii)   the Contracts described on Schedule
               1.2.(g)(i) of the Disclosure Schedule.

                         (iv)    the unfilled Purchase Orders described on
               Schedule 1.2.(g)(ii).

                         (v)     the unfilled Sales Orders described on
               Schedule 1.2.(g)(iii).

                         (vi) Every other Purchase Order or Sales Order constituting a Purchased Asset under Section 1.2.(g).

        The Real Property Leases, Personal Property Leases, Contracts, Purchase Orders and Sales Orders described in this Section 2.1.(b) are hereinafter collectively described as the "Assumed Contracts."

        2.2. Liabilities Not to be Assumed. Buyer is not assuming, and shall not assume or be deemed to have assumed, any Liability of the Company other than the Assumed Liabilities expressly set forth in Section
   2.1. of this Agreement. Company acknowledges that the Purchased Assets to be purchased by Buyer from Company under this Agreement constitute only certain of Company's assets and that Buyer is not intended, nor shall it be deemed, to be a successor to Company for any purpose. The Company shall pay, perform and discharge any and all Liabilities of the Company other than the Assumed Liabilities; provided, in no event, may Buyer recover any amount against Company in respect of a claim for any damage, loss, cost or expense resulting from Company's failure to pay, perform or discharge any such Liability (i) unless and only to the extent that the amount of such claim or claims in the aggregate is equal to or in excess of Fifty Thousand United States Dollars and no/100 (U.S. $50,000) or (ii) in excess of Twenty Million, Seven Hundred Fifty Thousand United States Dollars and no/100 (U.S. $20,750,000) exclusive of the proceeds of insurance available to the Company to satisfy any such Liability. The Company shall pay, perform and discharge any and all Liabilities of the Company incurred by or relating to acts or omissions prior to Closing relating to the machining or fabrication of aircraft parts without regard to the limitation set forth in the preceding sentence; and the Company shall pay, perform and discharge any and all Environmental Claims of the Company without regard to the limitation set forth in Section (i) of the preceding sentence. The obligations of the Company under this provision shall expire four (4) years after the Closing.


   3.   PURCHASE PRICE - PAYMENT

        3.1. Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities, and (ii) the sum of Thirty-Six Million, Five Hundred Thousand United States Dollars and No/100 (U.S. $36,500,000).

        3.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

               3.2.(a)   Assumption of Liabilities.  At the Closing, Buyer
        shall deliver to Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

               3.2.(b)   Cash to Company.  At the Closing, Buyer shall
        deliver to Company the sum of Thirty-Six Million, Five Hundred Thousand United States Dollars and No/100 (U.S. $36,500,000), subject to each of the adjustments contemplated in Section 3.2.(c) to be made under this Agreement.

               3.2.(c)   Adjustment of Cash Purchase Price on Settlement
        Date. On or before the fifth business day following the final determination of the Closing Division Balance Sheet (as hereinafter defined) (such date being hereinafter referred to as the "Settlement Date"):

                         (i) either (A) Company shall pay to Buyer the amount, if any, by which Net Working Capital on the Recent Division Balance Sheet exceeds Net Working Capital on the Closing Division Balance Sheet, or (B) Buyer shall pay to Company the amount, if any, by which Net Working Capital on the Closing Division Balance Sheet exceeds Net Working Capital on the Recent Division Balance Sheet, in each case together with interest from the Closing Date to the date of payment at the rate of seven percent (7%) per annum.

                         (ii) Company shall pay to Buyer, or Buyer shall pay to Company, as the case may be, an amount equal to the net of any reconciliation of the prorations as provided in Section
               3.4. below.

               3.2.(d)   Method of Payment.  All payments under this Section
        3.2 shall be made in the form of certified or bank cashier's check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein. The obligation to make the adjustments provided for in this Section 3.2. shall survive the Closing.

        3.3.   Determination of Net Working Capital.

               3.3.(a)   Definition of Net Working Capital.  The term "Net
        Working Capital" shall mean the dollar amount by which the net book value of the Purchased Assets constituting accounts and notes receivable and Inventory exceeds the net book value of the Assumed Liabilities constituting accounts payable, as reflected in the Recent Division Balance Sheet or Closing Division Balance Sheet, as applicable.

               3.3.(b)   Closing Division Balance Sheet.  The balance sheet
        of the Division prepared as of the Effective Time shall be prepared as follows:

                         (i) Within 45 days after the Closing Date, Buyer shall prepare or cause to be prepared and deliver to Company a partial balance sheet of the Division as of the close of business on the business day immediately prior to the Closing Date (the "Effective Time") prepared in accordance with generally accepted accounting principles from the books and records of the Company, on a basis consistent with the generally accepted accounting principles theretofore followed by Company in the preparation of the Recent Division Balance Sheet and in accordance with this Section 3.3, and fairly presenting as of the Effective Time the valuation of the Purchased Assets and Assumed Liabilities needed in order to calculate Net Working Capital at the Effective Time. The balance sheet shall be accompanied by detailed schedules of such Purchased Assets and Assumed Liabilities and by a report
               (1) setting forth the amount of Net Working Capital (as defined above) reflected in the balance sheet, (2) containing the certification of a duly authorized officer of Buyer that the balance sheet has been prepared in accordance with the generally accepted accounting principles theretofore followed by Company in the preparation of the Recent Division Balance Sheet and in accordance with this Section 3.3. and (3) setting forth the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 3.2.(c)(i) hereof.

                         (ii) Within 30 days following the delivery of the balance sheet referred to in (i) above, Company may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any adjustment to the Purchase Price by Buyer or Company pursuant to Section 3.2.(c)(i) hereof. Any such objection shall be made in writing and shall state Company's determination of the amount of the Net Working Capital and the amount of any such adjustment.

                         (iii) In the event of a dispute or disagreement relating to the balance sheet or schedules which Buyer and Company are unable to resolve, either party may elect to have all such disputes or disagreements resolved by such national independent accounting firm as mutually agreed by Company and Buyer (the "Independent Accounting Firm"). The Independent Accounting Firm shall make a resolution of the balance sheet of the Division as of the Effective Time and the calculation of Net Working Capital which shall be final and binding for purposes of this Article 3. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Independent Accounting Firm shall be shared by Buyer and Company as follows: Company shall pay a percentage of such fees and expenses equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between Net Working Capital at the Effective Time as finally determined by the Independent Accounting Firm and Net Working Capital as reflected in the objection prepared and delivered by Company in accordance with Section 3.3.(b)(ii), and B is equal to the absolute value of the difference (in dollars) between Net Working Capital at the Effective Time as finally determined by the Independent Accounting Firm and Net Working Capital as reflected in the report prepared and delivered by Buyer in accordance with Section 3.3.(b)(i). As used in this Agreement, the term "Closing Division Balance Sheet" shall mean the partial balance sheet of Company determined in accordance with Section 3.3(b)(i) as of the Effective Time as finally determined for purposes of this Article 3, whether by acquiescence of Company in the figures supplied by Buyer in accordance with Section 3.3.(b)(i), by negotiation and agreement of the parties or by the Independent Accounting Firm in accordance with Section 3.3.(b)(iii).

                         (iv) Buyer agrees to permit Company, Company's accountants, and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records, including but not limited to the books, records, schedules, work papers and audit programs, to the extent not proprietary to a third party, of Buyer and Buyer's accountants and access to representatives of Buyer's accountants, which documents and access are necessary to review the balance sheet delivered by Buyer in accordance with Section 3.3.(b)(i). In addition, Company's accountants shall have the opportunity to observe the taking of the inventory in connection with the preparation of such balance sheet.

                         (v) Notwithstanding any provision contained herein requiring that the Closing Division Balance Sheet be prepared in a manner consistent with Company's past practices or in accordance with generally accepted accounting principles, the Closing Division Balance Sheet shall be prepared utilizing the following criteria:

                                 (A)  Inventory shall be valued on a First-In
                         First-Out ("FIFO") basis in accordance with generally accepted accounting principles ("GAAP") consistently applied using the lower of cost or market valuation convention. A physical inventory shall be taken by Buyer as of the Effective Time. The Company shall have the right to have designated representatives present for the physical inventory.
                         (i) Items of Finished Inventory in excess of the usage for the 1996 calendar year shall be valued at ninety percent (90%) of its value as otherwise determined in accordance with GAAP, items of Inventory in excess of two (2) times the usage in 1996 calendar year shall be valued at seventy percent (70%) of its value as otherwise determined in accordance with GAAP and items of inventory in excess of three (3) times the usage in 1996 calendar year shall be valued at fifty percent (50%) of its value as otherwise determined in accordance with GAAP. As used in the preceding sentence, "Usage" shall be arms-length sales to third parties. For special or custom items of Inventory which had no Usage in 1996 calendar year but are subject to firm purchase order for delivery in 1997 and which a normal profit margin is projected, these items will be valued at cost applied on a consistent basis.
                         (ii) Raw Material Inventory and Work-In-Process Inventory shall be valued in accordance with GAAP consistently applied using the lower of cost or market valuation convention. Such valuation method shall be applicable to each of the Recent Division Balance Sheet and the Closing Division Balance Sheet. No Inventory which has been written down in value shall be written up by this pricing convention.

                                 (B)  Accounts receivable and notes
                         receivable shall be stated net of an appropriate reserve for doubtful accounts, discounts and anticipated collection expenses; but such reserve shall not be increased or decreased after the time of the Recent Division Balance Sheet except (i) in proportion to the increase or decrease in accounts and notes receivable, or (ii) to reflect the discovery or resolution of specific credit problems, in accordance with the accounting practices employed by Company in the Business prior to the Closing.

        3.4. Prorations. The following prorations relating to the Purchased Assets will be made as of the Effective Time, with Company liable to the extent such items relate to any time period up to and including the Effective Time and Buyer liable to the extent such items relate to periods subsequent to the Effective Time. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid on the Closing Date:

               3.4.(a)   Personal property taxes, real estate taxes and
        assessments, and other taxes, if any, on or with respect to the Purchased Assets; provided that special assessments for work actually commenced or levied prior to the date of this Agreement shall be paid by Company. If the Effective Time occurs before the rate of any real estate or personal property tax is fixed for the current year or prior to the time that the assessed valuation of any Purchased Assets subject to any such tax has been determined, the apportionment of the taxes between the Company and Buyer at the Effective Time shall be made upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. Any difference between the amount of such taxes actually paid and the amount used in determining the proration at the Effective Time shall be computed and adjusted between the parties as hereinafter provided.

               3.4.(b)   Rents, additional rents, taxes and other items
        payable by Company under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer.

               3.4.(c)   The amount of rents, taxes and charges for sewer,
        water, fuel, telephone, electricity and other utilities. If practicable, meter readings shall be taken at the Effective Time and the respective obligations of the parties determined in accordance with such readings.

               3.4.(d)   All other items normally adjusted in connection with
        similar transactions.

        If the actual expense of any of the above items for the billing period within which the Effective Time falls is not known on the Closing Date, except as otherwise expressly provided above, the proration shall be made based on the expense incurred in the previous billing period, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three billing periods, for expenses billed quarterly or more often, subject to adjustment based on the actual amounts as hereinafter provided. Company shall furnish Buyer with such documents and other records as shall be reasonably requested in order to confirm all proration calculations. Company and Buyer shall reasonably cooperate after Closing to make a final determination of the prorations under this
   Section 3.4. Prior to the Settlement Date, the parties shall make a final reconciliation of the prorations under this Section 3.4., and the party which owes the other party any sums based on such reconciliation shall, on the Settlement Date, pay such amount.

        3.5.   Intentionally Left Blank.

        3.6. Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in the manner and amounts mutually determined by Buyer and Company. Company and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or any regulations thereunder, Buyer and Company will disclose such reports to the other prior to filing with the IRS.


   4.   REPRESENTATIONS AND WARRANTIES OF COMPANY

        Company makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, and, except as provided in
   Section 13.3, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein, for a period of three (3) years.

        4.1.   Corporate.

               4.1.(a)   Organization.  Company is a corporation duly
        organized, validly existing and in good standing under the laws of the State of Wisconsin.

               4.1.(b)   Corporate Power.  Company has all requisite power
        and authority, licenses, registrations, authorizations, permits, consents, notices of intent, and approvals to own, operate and lease its properties, including, without limitation, the Purchased Assets, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

               4.1.(c)   Qualification.  Company is duly licensed or
        qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties which are Purchased Assets, or the nature of the Business, makes such licensing or qualification necessary; such jurisdictions are listed in Schedule 4.1.(c).

               4.1.(d)   No Subsidiaries.  No portion of the Business is
        conducted by means of any interest in, or through, any corporation, partnership or other entity other than the Company.

        4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. No other or further corporate act or proceeding on the part of Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement and any and all instruments executed and delivered by Company pursuant hereto have been duly and validly executed and delivered by the Company and constitute, the legal, valid and binding agreements of Company, enforceable against the Company in accordance with their respective terms.

        4.3. No Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity,
   (c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.12.(a)) upon any of the assets of Company under any term or provision of the Articles of Incorporation or By-laws of Company or of any contract, commitment, understanding, arrangement, agreement, note, commitment, bond, mortgage, indenture, license, lease, pledge or other instrument or obligation of any kind or character to which Company is a party or by which Company or any of its assets, including, without limitation, the Purchased Assets, or properties may be bound or affected or (d) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of the Company.

        4.4. Division Financial Statements. Included as Schedule 4.4 of the Disclosure Schedule are the following financial statements consisting of (i) balance sheets of the Business as of December 31, 1995 and 1996 (the latter such balance sheet sometimes referred to herein as "Recent Division Balance Sheet"), and (ii) statements of income and expense of the Division for the years ended December 31, 1994, 1995, and 1996 (collectively, the "Division Financial Statements"). All of such financial statements (including the related schedules thereto) have been prepared in accordance with GAAP consistently applied over the periods covered thereby and with the books and records of the Company; and fairly present the assets, liabilities and financial position and the results of operations of the Division as of the dates and for the periods indicated. Where any asset, liability, or item of income or expense of the Company relates in part to any operation other than the Division, this fact, and the method of calculating the allocation, is set forth. Neither the Recent Division Balance Sheet nor the Closing Division Balance Sheet includes or shall include, as assets of the Division, any obligations to the Division of the Company or any other division or Affiliate of the Company; nor do they or shall they include as liabilities of the Division any obligations of the Division to the Company or any other division or Affiliate of the Company.

        4.5. Tax Matters. Except as set forth on Schedule 4.5: (i) all federal, state, foreign, county, local and other tax returns relating to the Purchased Assets, or required to be filed by or on behalf of Company in any jurisdiction required to be listed in Schedule 4.1.(c) of the Disclosure Schedule or any political subdivision thereof, have been timely filed and the taxes fully paid, directly or indirectly; (ii) Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of the Company; and (iii) Company has not received any notice of underpayment of taxes or other deficiency which has not been paid and there are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report relating to the Purchased Assets, or required to have been filed by Company in any jurisdiction required to be listed in Schedule 4.1.(c) of the Disclosure Schedule or any political subdivision thereof. No deficiency or adjustment in respect of any tax that was assessed against the Company that might result in a Lien on any of the Purchased Assets remains unpaid and no claim, assessment or audit is pending or threatened with respect to any tax whose assessment might result in a Lien on any of the Purchased Assets. No sales tax, use tax or other transfer tax of any type whatsoever is required to be paid by Buyer or Company with respect to the transfer of the Purchased Assets as provided herein.

        4.6. Accounts Receivable. All accounts receivable of the Business reflected on the Recent Division Balance Sheet, and as incurred in the normal course of business since the date thereof, represent bona fide arm's length sales transactions actually made in the ordinary course of operating the Division consistent with past practices are collectible in full (subject to the aggregate allowance for doubtful accounts and sales returns and allowances of One Hundred Sixty Thousand Dollars ($160,000)) and to the best of Company's knowledge are not subject to any defenses or offsets. Schedule 4.6 contains an aged schedule of accounts receivable included in the Recent Division Balance Sheet. All accounts receivable of the Division reflected on the Final Division Balance Sheet will represent arm's length sales actually made in the ordinary course of business.

        4.7. Inventory. All inventory reflected on the Recent Division Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business, and is valued in accordance with generally accepted accounting principles consistently applied by the Company at the lower of cost or market. All inventory purchased since the date of such balance sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in
   Schedule 4.7, all inventory of the Division is located on premises owned or leased by Company which premises, or leaseholds thereof, constitute Purchased Assets hereunder. Company has good and marketable title to all inventory, free and clear of all Liens. The value at which the inventory is carried on Company's balance sheet reflects the normal inventory policy of Company and has been determined in accordance with GAAP consistently applied. Company is under no obligation to repurchase any inventory previously sold in connection with the operation of the Business, except in connection with product warranties set forth in Schedule 4.20.

        4.8. Absence of Certain Changes. Except as and to the extent set forth in Section 7.10 or Schedule 4.8, since the date of the Recent Division Balance Sheet there has not been:

               4.8.(a)   No Adverse Change.  Any adverse change in the
        financial condition, assets, Liabilities, business, or operations of the Division or the Business;

               4.8.(b)   No Damage.  Any loss, damage or destruction, whether
        covered by insurance or not, affecting the Business or any of the Purchased Assets;

               4.8.(c)   No Commitments.  Any commitment or transaction by
        Company in connection with or affecting the Business (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

               4.8.(d) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of the Business that would have been Purchased Assets had no such sale, lease, transfer or disposition occurred, except for the sale of inventory items in the ordinary course of business;

               4.8.(e)   No Liens.  Any Lien made, created or imposed on any
        of the properties or assets of the Business that are Purchased Assets (or would have become Purchased Assets if not sold, leased, transferred or disposed of prior to the Closing Date);

               4.8.(f)   No Amendment of Contracts.  Any entering into,
        amendment or termination by Company of any contract in connection with or affecting the Business or any of the Purchased Assets, or any waiver of material rights thereunder, other than in the ordinary course of business;

               4.8.(g)   Credit.  Any grant of credit to any customer of the
        Business or distributor of its products on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit in connection with the Business; or

               4.8.(h)   No Unusual Events.  Any other event or condition not
        in the ordinary course of business of Company's operation of the Business.

        4.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Division Balance Sheet, or in
   Schedule 4.9, to the Company's best knowledge, the Business does not have any Liabilities that affect, relate to or encumber the Purchased Assets other than commercial liabilities and obligations incurred since the date of the Recent Division Balance Sheet in the ordinary course of business and consistent with past practice. Except as and to the extent described in the Recent Division Balance Sheet or in Schedule 4.9, Company has no knowledge of incurring any Liability affecting, relating to or encumbering the Purchased Assets, except commercial liabilities and obligations incurred in the ordinary course of the Business and consistent with past practice.

        4.10. No Litigation. Except as set forth in Schedule 4.10, there is no Litigation pending or threatened against Company, its directors (in such capacity), its business or any of its assets that in any way relates to, directly or indirectly, the Division, the Business, the Purchased Assets or the Assumed Liabilities, nor does Company know of any basis for any such Litigation. Except as set forth in Schedule 4.10, neither Company (in connection with its operation of the Business) nor the Purchased Assets is subject to any Order. As used in this Agreement, "Litigation" shall mean any action, writ, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative.

        4.11.  Compliance With Laws and Orders.

               4.11.(a) Compliance. Except as set forth in Schedule 4.11.(a), Company, in all matters relating, directly or indirectly to the Business (including each and all of its operations, practices, properties and assets), is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws (as hereinafter defined). Except as set forth in Schedule 4.11.(a), Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws, Orders or Environmental Laws with respect to the operation of the Business, nor has the Company received any notice or other communication of any alleged, actual or potential obligation to undertake or bear the cost of Remediation at the Facilities or other locations leased by the Company in connection with the Business, or to which Materials of Environmental Concern generated by the Company may have been transported, disposed or treated. All reports and returns required to be filed by Company with any Government Entity with respect to the operation of the Business have been filed, and were accurate and complete when filed.

               4.11.(b) Licenses and Permits. Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certifications required for the conduct of the Business (as presently conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 4.11.(b), are in full force and effect and are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 4.11.(b), the Business (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

               4.11.(c) Environmental Matters. Without in any manner limiting any other representations and warranties set forth in this
        Agreement:

                         (i) Except as disclosed in Schedule 4.11.(c) hereto, neither Company, nor any of the Purchased Assets or their use is in violation of, or has violated, or has been or is in non-compliance with, any Environmental Laws in connection with the ownership, use, maintenance or operation of, or conduct of the Business or any of the Purchased Assets.

                         (ii) Except as disclosed on Schedule 4.11(c) hereto, without in any manner limiting the generality of (i) above:

                                 (A)   Except in compliance with
               Environmental Laws as they have existed from time to time (including, without limitation, the obtaining of necessary Permits), no Materials of Environmental Concern have been used, generated, manufactured, stored or treated, or disposed of, or in any other way released (and no release is threatened), on, under or about any property on which Company has conducted the Business or transported to or from Company's place or places of conducting the Business, and to the best of Company's knowledge no Materials of Environmental Concern have been generated, stored or treated or disposed of, or in any way released (and no release is threatened), on, under, about or from any property adjacent to Company's Facilities or property leased in connection with the conduct of the Business;

                                 (B)   Company is not now, as a result of the
               operation or condition of the Business of Company or Purchased Assets prior to or at Closing, subject to any; (i) contingent liability in connection with any release or threatened release of any Materials of Environmental Concern into the environment whether on or, to the best of Company's knowledge, off property of Company; (ii) reclamation or Remediation requirements under Environmental Laws, or any reporting requirements related thereto; or (iii) consent order, compliance order or administrative order relating to or issued under any Environmental Law;

                                 (C)   There are no Environmental Claims
               known, pending or to the best of Company's knowledge, threatened against Company with respect to, directly or indirectly, the operation of the Business or the Facilities and, to the best of Company's knowledge, there is no basis for same;

                                 (D)   Company has all Permits (as listed on
               Schedule 4.11(b)) to comply with Requirements of Environmental Laws governing the Business, Company has all environmental and pollution control equipment necessary for compliance with all Environmental Laws (including, without limitation, all applicable Permits) and operation of the Business as it is presently conducted, and is hereunder transferring to Buyer (to the extent permitted by law) all environmental and pollution control equipment necessary for compliance with all Environmental Laws;

                                 (E)   Except as set forth on Schedule
               4.11(c)(E), there are no, nor have there ever been any, storage tanks or solid waste management units located on or under any property on which Company has conducted the Business, and there are no Materials of Environmental Concern on the Facilities or property leased by Company in connection with the conduct of the Business in an amount exceeding background levels for such geographic area or which would require reporting to any governmental authority or Remediation to comply with Requirements of Environmental Laws;

                                 (F)   To the best of Company's knowledge,
               none of the off-site locations where Materials of Environmental Concern generated from the Business or from any of the Purchased Assets or for which Company has arranged for their disposal have been stored, treated, recycled, disposed of or released has been nominated or identified as a facility which is subject to an existing or potential claim under Environmental Laws or is otherwise not in compliance with Requirements of Environmental Laws;

                                 (G)   With respect to the Business, Company
               has not been named as a potentially responsible party under, and not received notice that it has been nominated or identified as a facility which is subject to an existing or potential claim under, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA") or comparable federal or state Environmental Laws, and the Business is not subject to any existing Lien arising under Environmental Laws:

                                 (H)   Company has not received notice of any
               release or threatened release of Materials of Environmental Concern, or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws or Permits, relating to the ownership, use, maintenance, operation of, the Business, the Purchased Assets, or any property on which Company has conducted the Business, nor to the best of Company's knowledge, is there any basis for any of the foregoing, nor has Company voluntarily undertaken Remediation or other cleanup of any facility or site or entered into any agreement for the payment of costs associated with such activity;

                                 (I)   Company has no knowledge of any
               Requirement of Environmental Laws that will require future compliance cost on the part of Company or Buyer in excess of Twenty-Five Thousand United States Dollars and No/100 (U.S. $25,000) in the aggregate assuming Buyer complies with all Environmental Laws;

                                 (J)   To the best of Company's knowledge
               there are no present or past event, facts, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance by the Business with Requirements of Environmental Laws or which may give rise to any common law or statutory liability under Environmental Laws or form the basis of an Environmental Claim against the Business, assuming Buyer complies with all Environmental Laws; or

                                 (K)   Other than those obligations arising
               directly from statutes or regulations, there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which Company has agreed to, assumed or retained, by contract or otherwise, with respect to the Business except pursuant to law.

                                 (L)   Except as set forth on Schedule
               4.11.(c)(L), there are no consents or approvals required under any Environmental Laws (including without limitation applicable Permits) which must be obtained to consummate the transaction contemplated by this Agreement.

                         (iii) As used in this Agreement "Environmental Claim" shall mean any claim, demand, action, cause of action, suit, loss, cost, including, but not limited to, attorneys' fees, diminution in value, experts' fees, damage, punitive damage, fine, penalty, expense, liability, strict liability, criminal liability, judgment, governmental or private investigation, testing, notification of status of being potentially responsible for clean-up of any facility, or for being in violation or in potential violation of any Requirement of Environmental Law relating to Remediation or compliance with Requirements of Environmental Laws, proceeding, Lien, personal injury or death of any person, or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover costs or damages related to, or seeks to impose liability for: (i) explosives; (ii) pollution, contamination, preservation, protection, remediation, removal, clean-up or monitoring of the air, surface water, ground water, soil or protected lands;
               (iii) solid, gaseous or liquid waste (whether hazardous or non-hazardous) generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (iv) exposure of persons or property to Materials of Environmental Concern and the effects thereof;
               (v) the release, threatened release, manufacture, processing, distribution in commerce, use, treatment, storage, disposal or Remediation of Materials of Environmental Concern; (vi) injury to, death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; (vii) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern on any property (whether real or personal); (viii) the implementation or lack thereof of spill prevention and/or disaster plans relating to Materials of Environmental Concern; (ix) community right-to-know and other disclosure laws; or (x) maintaining, disclosing or reporting information to governmental authorities under any Environmental Law. The term, "Environmental Claim" also includes, without limitation, any damages, costs or expenses incurred in testing for the likelihood of Remediation or likelihood of breach or violation of any Requirements of Environmental Laws, monitoring or responding to efforts to require Remediation and any claim based upon any asserted or actual breach or violation of any Requirements of Environmental Law, any disruption in Buyer's business associated with Remediation, or upon any event, occurrence or condition as a consequence of which, pursuant to any Requirements of Environmental Law, the Purchased Assets shall be subject to any restriction on use after Closing as a result of any events or circumstances relating to facts or conditions existing prior to the Closing Date.

                         "Environmental Laws" shall mean any laws, rules,
               regulations, ordinances, orders or guidance documents now or hereafter in effect of any applicable federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority or any judicial or administrative decision relating thereto that relate in any manner to health, worker protection, the environment, or a community's right to know.

                         "Government Entity" shall mean any court,
               arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or others.

                         "Law" shall mean any statute, law, ordinance, rule
               or regulation of general application adopted, enacted or promulgated by any Government Entity.

                         "Material of Environmental Concern" means:  (i)
               those substances included within the statutory and/or regulatory definitions of "Hazardous substance," "hazardous waste," "extremely hazardous substance," "regulated substance," "Hazardous materials," "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is: (A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or (D) solid wastes that pose imminent and substantial endangerment to health or the environment (as defined by RCRA, 42 USC 6973(a)), and (iii) such other substances, materials, or wastes that are classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation.

                         "Order" shall mean any order, writ, injunction,
               judgment, plan or decree issued or promulgated by any Government Entity.

                         "Permits" shall mean any permit, registration,
               notice, notice with intent, permit by rule, or other authorization which is necessary for the Business and/or Company to be in compliance with Requirements of Environmental Laws.

                         "Remediation" means any action necessary to:  (i)
               comply with and ensure compliance with the Requirements of Environmental Laws; (ii) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at the Facilities or any public domain affected by the Business; or (iii) ensure that any storage vessels or tanks are closed or otherwise meet the requirements of Environmental Laws.

                         "Requirement(s) of Environmental Law(s)" means all
               requirements, conditions, restrictions or stipulations of Environmental Laws imposed upon or related to Company, the Purchased Assets and/or the Business of Company.

        4.12.  Title to and Condition of Properties.

               4.12.(a) Marketable Title. Company has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 4.12.(a)(i); and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Division Balance Sheet, which Liens for taxes and such proceedings are described in Schedule 4.12.(a)(i)), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized ("Permitted Real Property Liens"). Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Purchased Assets (other than the Owned Real Property and the Leased Real Property) free and clear of all Liens of any nature whatsoever except those described in Schedule 4.12.(a)(ii).

               4.12.(b) Condition. All tangible assets (real and personal) constituting Purchased Assets hereunder are in good operating condition and repair, have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business as conducted during the preceding 12 months. Except as described in Schedule 4.12(b), all buildings, plants, equipment and other structures owned or otherwise utilized by Company in operating the Business are in good condition and repair.

               4.12.(c) Real Property. Schedules 1.2.(a) and 1.2.(b) set forth all real property owned, used or occupied by Company in operating the Business (the "Real Property"), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. Schedule 1.2.(b) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public highways. There is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. No public improvements have been commenced and to Company's knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. To Company's best knowledge, no portion of any of the Real Property has been used as a landfill. Company has no notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above, or (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property).

               4.12.(d) No Condemnation or Expropriation. Neither the whole nor any portion of the Purchased Assets is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of Company's knowledge has any such condemnation, expropriation or taking been proposed.

               4.12.(e) No Certified Survey Map Required. No certified survey map or other state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by Company to Buyer (or as a prerequisite to the recording of any conveyance document) of any Owned Real Property or Leased Real Property pursuant to the terms hereof.

        4.13. Insurance. Set forth in Schedule 4.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Business or the Purchased Assets.

        4.14.  Contracts and Commitments.

               4.14.(a)  Real Property Leases.  Except as set forth in
        Schedule 1.2.(b), Company has no leases of real property used or held for use in connection with the Business.

               4.14.(b)  Personal Property Leases.  Except as set forth in
        Schedule 1.2.(e), Company has no leases of personal property used or held for use in connection with the Business.

               4.14.(c) Purchase Commitments. Company has no purchase commitments for inventory items or supplies in connection with the Business that, together with amounts on hand, constitute in excess of 12 months normal usage, or which are in excess of the current price.

               4.14.(d) Sales Commitments. Company has no sales contracts or commitments in connection with or affecting the Business or the Purchased Assets except those made in the ordinary course of business, at arm's length or which are expected to produce a loss, except as disclosed in Schedule 4.14.(d).

               4.14.(e) Contracts for Services. Company has no agreement, understanding, contract or commitment in connection with or affecting the Business or the Purchased Assets (written or oral) with any agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

               4.14.(f) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever in connection with or affecting the Business or the Purchased Assets.

               4.14.(g) Collective Bargaining Agreements. Except as set forth in Schedule 4.14.(g), Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups representing or purporting to represent employees of the Business. Copies of all such agreements have heretofore been delivered to Buyer.

               4.14.(h) Other Material Contracts. Company has no lease, license, contract or commitment of any nature affecting the Business which is individually or in the aggregate material to the operation of the Business, except as explicitly described in Schedule 4.14.(h) or any other Schedule.

               4.14.(i) No Default. Company is not in default under any lease, contract or commitment in its operation of the Business, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any of the Purchased Assets. To Company's best knowledge, no third party is in default under any lease, contract or commitment to which Company is a party in its operation of the Business, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

        4.15. Labor Matters. Except as set forth in Schedule 4.15, within the last five years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business. In its operation of the Business, except to the extent set forth in Schedule 4.15, (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting the Business nor any secondary boycott with respect to products of the Business; (d) no question concerning representation has been raised or is threatened respecting the employees of the Business; and (e) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

        4.16.  Intentionally Left Blank.

        4.17.  Intentionally Left Blank.

        4.18. Trade Rights. Schedule 4.18 lists all Trade Rights of the type described in clauses (i), (ii), (iii) or (iv) of Section 1.2.(f) in which Company now has any interest and which are or were used, held for use, or acquired or developed for use in the Business, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. In order to conduct the Business as such is currently being conducted Company does not require any Trade Rights that it does not already have. Company is not infringing and has not infringed any Trade Rights of another in the operation of the Business, nor to the Company's best knowledge is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed on Schedule 4.18, and no other person has any right to use any Trade Right owned or held by Company in its operation of the Business. Company does not pay any royalties or other consideration for the right to use any Trade Rights of others used in the Business. There is no Litigation pending or threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company used in the Business. All Trade Rights of Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company.

        4.19.  Major Customers and Suppliers.

               4.19.(a) Major Customers. Schedule 4.19.(a) contains a list of the ten largest customers, including distributors, of the Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 4.19.(a) will not continue to be customers of the Business after the Closing at substantially the same level of purchases as heretofore.

               4.19.(b) Major Suppliers. Schedule 4.19.(b) contains a list of the ten largest suppliers to the Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 4.19.(b) will not continue to be suppliers to the Business after the Closing and will not continue to supply the Business with substantially the same quantity and quality of goods at competitive prices.

               4.19.(c) Sales Representatives. Schedule 4.19.(c) contains a list by product line of all sales representatives of the Business, together with representative copies of all sales representative contracts, and a description of all substantial modifications or exceptions.

        4.20. Product Warranty and Product Liability. Schedule 4.20 contains a true, correct and complete copy of Company's standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 4.20 sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers of the Business for each of the two (2) preceding fiscal years and the current fiscal year to the date of the Recent Division Balance Sheet. Schedule 4.20 contains a description of all product liability claims and similar Litigation relating to Products manufactured or sold, or services rendered, which are presently pending or which to Company's knowledge are threatened, or which have been asserted or commenced against the Company in connection with its operation of the Business within the last two (2) years, in which a party thereto either requests injunctive relief or alleges damages in excess of Twenty-Five Thousand United States Dollars and No/100 (U.S. $25,000) (whether or not covered by insurance). None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to Company's knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with all applicable governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their sale and use. As used in this Section 4.20, the term "Products" means any and all products currently or at any time previously manufactured, distributed or sold by the Business, or by any predecessor of the Business under any brand name or mark under which products are or have been manufactured, distributed or sold by Company in or through the Business.

        4.21.  Affiliates' Relationships to Company.

               4.21.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements concerning the Business between Company and any Affiliate are described on Schedule 4.21.(a).

               4.21.(b) No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with Company in connection with the operation of, or is competitive with the Business, or (ii) any property, asset or right which is used by Company in the conduct of the Business.

        4.22. Assets Necessary to Business. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the Business as presently conducted.

        4.23. No Brokers or Finders. Neither Company nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, except for Credit Suisse First Boston. Company shall be solely responsible for the payment of any and all fees or expenses of Credit Suisse First Boston in connection with the transactions contemplated in this Agreement.

        4.24. Disclosure. No representation or warranty contained in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein not misleading.


   5.   REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer makes the following representations and warranties to Company each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Company or any notice to Company, and shall survive the Closing of the transactions provided for herein for a period of three (3) years.

        5.1.   Corporate.

               5.1.(a)   Organization.  Buyer is a corporation duly
        organized, validly existing and in good standing under the laws of the State of Delaware.

               5.1.(b)   Corporate Power.  Buyer has all requisite corporate
        power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

        5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

        5.3. No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.


   6.   EMPLOYEES - EMPLOYEE BENEFITS

        6.1. Plant Closing Notification. Company shall make all necessary notifications under any and all applicable federal and state plant-closing laws.

        6.2. Employment Liabilities. Company hereby retains any and all employment related costs, obligations and liabilities of the Business incurred on or prior to the Closing Date or which relate to events, occurrences, conditions, actions or inactions which took place or were in effect on or prior to the Closing Date (whether or not reported, filed, billed or paid for on or prior to the date hereof), including, without limitation, costs, obligations and liabilities relating to employment discrimination, unfair labor practices, wage and hour laws, health and safety, workers compensation, wrongful discharge, plant closing, compensation, fringe benefits, insurance, employee benefit plans, pensions, retiree medical, severance pay, vacations, torts, accidents, disabilities, injuries, sickness, exposure to harmful conditions, breach of oral or written employment contracts or collective bargaining agreements or breach of law, statute, judgment, decree, injunction, order, writ, rule or regulation of any federal, state or local governmental agency. The proportionate liability for continuing acts or conditions (such as exposure to harmful conditions or continuing discrimination) shall be assumed by Company if any material portion of the act or condition occurred on or prior to the Closing Date. Company shall be responsible for paying to its employees accrued vacation time to the Closing Date.

        6.3. Employees. Company will terminate all the employees of Company engaged in the Business as of the Closing Date. The parties hereby agree that the Buyer is not assuming any of the Benefit Plans (as defined below) nor shall it be deemed a successor employer with respect to any of the Benefit Plans. The terms "Benefit Plans" shall mean collectively any (i) "cafeteria plan" as described in Section 125 of the Internal Revenue Code of 1986, as amended (ii) "employee welfare benefit plans", as defined in
   Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (iii) "employee pension benefit plan" as defined in
   Section 3 (2) of ERISA whether insured or otherwise. Company agrees to cooperate with Buyer and give Buyer access to employee information and assistance with employee communications in connection with Buyer's potential employment of certain current employees of Company. Buyer shall be under no obligation to (i) maintain any of Company's employees it may hire at the same position, title or level or responsibility and/or compensation that they had with the Company; (ii) grant seniority or service credit to any such employee; or (iii) pay any specified level of compensation or benefits to any such employee.

        6.4. COBRA. Buyer does not assume, and Company agrees to be solely responsible for, any and all liabilities relating to health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, which relate to, arise out of or are in connection with the transaction or the events contemplated by this Agreement.

        6.5. Notification. After the Closing, Buyer agrees to promptly notify Company of the identity of any of the former employees of the Business which Buyer elects to hire. This obligation shall continue for a period of two years after the Closing.


   7.   OTHER MATTERS

        7.1.   Title Matters.

               7.1.(a)   Title Commitments.  By May 10, 1997, Company, at its
        expense, shall provide to Buyer (i) title insurance commitments (each a "Title Commitment") issued by a title insurance company or companies reasonably satisfactory to Buyer (the "Title Company"), agreeing to issue to Buyer standard form owner's (or lessee's, as the case may be) policies of title insurance with respect to all Owned Real Property and Leased Real Property, together with a copy of each document to which reference is made in such commitments (the "Supporting Documents"); and (ii) a current "as built" survey (each a "Survey") of the Business' Russellville, Arkansas facility and the Business' Cynthiana, Kentucky facility and all improvements situated thereon made on the ground and certified by a professional land surveyor licensed in the State in which the Real Property is located. The costs and expenses associated with obtaining the above two Surveys shall be shared equally by the Buyer and the Company regardless of whether the transaction contemplated by this Agreement actually Closes.

               7.1.(b)   Procedure for Objections to Title Commitments and
        Surveys. Buyer shall have twenty (20) days after receipt of the last of the Title Commitments together with complete and legible copies of all Supporting Documents and the Surveys to notify Company in writing ("Buyer's Objection Notice") of any objections Buyer may have to matters reflected in or relating to the Title Commitments, the Supporting Documents or the Surveys. If Buyer timely delivers Buyer's Objection Notice, Company shall have the option in its sole and absolute discretion to determine whether or not to attempt to remedy or cure any such objection within the 20-day period ("Company's Cure Period") following receipt of Buyer's Objection Notice. If Company has not cured or undertaken in writing to cure prior to Closing any objection set forth in Buyer's Objection Notice to Buyer's reasonable satisfaction by the end of Company's Cure Period, Buyer shall, as its sole and exclusive remedy, be entitled to either (a) terminate this Agreement by written notice given (i) within three (3) business days after the end of Company's Cure Period or (ii) at or prior to the Closing Date, whichever shall first occur, whereupon neither Buyer nor Company shall have any further right or obligation hereunder except for rights or obligations which expressly survive termination or (b) to proceed to Closing without any abatement in Purchase Price and waive such uncured objection. As used herein, the term "Permitted Real Property Liens" shall mean as to each parcel of Real Property any and all matters disclosed in the related Title Commitment, Survey or Supporting Documents, except for those matters cured or undertaken by Company in writing to be cured prior to Closing.

               7.1.(c) Title Insurance. At Closing, Company shall convey good and marketable title to all Owned Real Property by general warranty deed, free and clear of all Liens except for the Permitted Real Property Liens. In addition, at Closing, Company, at its expense, shall provide to Buyer owner's (or lessee's, as the case may be) policies of title insurance with respect to all Owned Real Property and Leased Real Property. In the case of Owned Real Property, each such policy shall be a standard ALTA Form 1990 owner's policy in the full amount of that portion of the Purchase Price allocated respectively to each subject parcel of Owned Real Property under Section 3.6 hereof, insuring good and marketable title thereto (expressly including all easements and other appurtenances) in fee simple subject to no Liens other than the Permitted Real Property Liens pertaining to such Owned Real Property. In the case of Leased Real Property, each such policy shall be upon a standard ALTA Form 1990 leasehold owner's policies and in such amounts as such shall be reasonably acceptable to Buyer insuring said leasehold estate to be in Buyer subject to no Liens other than the Permitted Real Property Liens pertaining to such Leased Real Property. In either case, all policies shall contain such endorsements as Buyer shall reasonably request.

        7.2. Environmental Audits. Buyer will promptly assign certain of its technical employees to conduct such environmental audits of the Business' operations and the real estate occupied by the Business as Buyer in its discretion shall consider necessary or appropriate, and thereafter Buyer may promptly retain one or more firms engaged in the regular business of environmental engineering to conduct such further environmental audits of the Business' operations and real estate as are indicated by the Buyer's own environmental audits. Buyer shall promptly provide Company with copies of all written reports provided by its employees or outside consultants.

        7.3. Noncompetition. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, Company hereby covenants and agrees that for a period of five (5) years from the Closing Date (the "Noncompetition Term"), it will not, directly or indirectly:

                         (i) engage in, continue in or carry on any business which would be competitive with the Business as currently conducted by the Company or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged, except that the Company shall be free to continue to sell industrial forgings and continue machining of forgings without violating this provision;

                         (ii) consult with, advise or assist in any way, whether or not for consideration, any person, corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business as currently conducted by the Company including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance;

                         (iii)  hire, offer to hire, or solicit for
               employment any employee of Buyer, without the prior consent of Buyer, until such person has been separated from employment by the Buyer for at least 2 calendar years; or

                         (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Purchased Assets acquired by Buyer hereunder;

   provided, however, that the foregoing shall not prohibit the ownership by Company of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall be worldwide. The parties hereto agree and stipulate that the agreements and covenants not to compete contained in this Section
   7.3. are fair and reasonable in light of all of the facts and circumstances of the relationship between Buyer and Company; however, Company and Buyer are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of this Section, Company and Buyer agree that in the event a court should decline to enforce the provisions hereof, that this Section 7.3. shall be deemed to be modified or reformed to restrict Company's competition with Buyer or its affiliated companies to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions hereof be deemed to be more restrictive to Company than those contained herein. If, during any period within the Noncompetition Term, Company is not in compliance with the terms of
   Section 7.3., Buyer shall be entitled to, among any other remedies available hereunder, at law or in equity, compliance by Company with the terms of this Section 7.3. for an additional period equal to the period of such noncompliance. For purposes of the Agreement, the term "Noncompetition Term" shall also include this additional period. Company and Buyer hereby acknowledge that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this
   Section 7.3. are reasonable and no broader than are necessary to protect the legitimate business interest of Buyer. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Purchased Assets, but no such sale, assignment or transfer shall increase the term or the business or geographic scope of this covenant.

        7.4. Confidential Information. Company shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media ("records") containing, any confidential information concerning the Business, the Purchased Assets, or the Assumed Liabilities, all such information being deemed to be transferred to the Buyer hereunder. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights which are Purchased Assets, all customer and vendor lists and related information of the Company related to the Business, all information concerning the processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, and employees of the Company related to the Business, and any other information not previously disclosed to the public directly by Company. The foregoing provisions shall not apply to any information which is an "Excluded Asset" as defined in Section 1.3, or which relates solely to one or more Excluded Assets. If at any time after Closing Company should discover that it is in possession of any records containing the confidential information of Buyer, then Company shall immediately turn such records over to Buyer, which shall upon request make available to Company any information contained therein which is not confidential or privileged information. After the Closing, each party shall cooperate with the other in providing to the other information and materials in its possession necessary or useful to the other party in prosecuting or defending itself in any Litigation; provided that neither party shall be required to provide any such information or materials (i) if the parties are or may reasonably be expected to become adverse to one another with respect to such Litigation or any other Litigation in which such information or materials may be material, or (ii) to the extent such provision would (in the opinion of counsel) constitute a waiver of privilege.

        7.5.   Privileged Materials.   The parties mutually agree that
   neither party will assert a waiver or loss of confidential or privileged status of information obtained by Buyer hereunder, nor disclose the content of communications or work product related to such privilege, without the express written consent of the other except in response to or in connection with formal legal process or upon request from any Government Entity. In the event Buyer shall receive a request or demand for production of such material in connection with formal legal process or from any Government Entity, Buyer shall promptly give notice thereof to Company and, upon Company's request, shall allow Company at Company's expense to make such objections to production as Company shall elect; and Buyer shall not produce such materials unless Buyer is advised by counsel that it is legally obligated to do so.

        7.6. HSR Act Filings. To the extent such filings have not been completed prior to the execution of this Agreement, each of Company and Buyer shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

        7.7. Use of Company's Name. Following the Closing, Company agrees that it will not object to or interfere with Buyer's use or registration of the name "Ladish" in connection with Buyer's operation of the Purchased Assets in the manner operated by the Company in connection with the Business prior to Closing with respect to the categories of products and services constituting the Business prior to Closing. Company shall not grant any other person or entity whatsoever any rights or forbearances with respect to the use of the name "Ladish" in connection with the activities described in Section 1.1. as constituting the Business.
   Company shall bear no responsibility for the defense of Buyer's right to use the name at any time hereafter (provided that, at Buyer's request and expense, Company shall include Buyer's rights in the name "Ladish" in any defense Company may make after the Closing of its own rights in such name). Buyer agrees not to expand its use of the name "Ladish" beyond the categories of products and services constituting the Business at the time of Closing. Buyer acknowledges that except for the rights granted under this Agreement, it has no right or interest in Company's name. Each party agrees to indemnify the other for all claims, losses and Liabilities which result from or may arise out of the indemnifying party's use of the name "Ladish" after the Closing.

        7.8. Sales Tax Matters. Buyer will use commercially reasonable efforts to cooperate with Company in availing itself of any available "occasional sale" or sale-of-business exemption from applicable sales and use taxes arising out of the transactions described in Articles 1 and 2 of this Agreement.

        7.9.   Intentionally Left Blank.

        7.10. Cynthiana, Kentucky Flood. Buyer is aware of the occurrence and the extent of the flooding of the Company's facility at Cynthiana, Kentucky, which facility is entirely devoted to the Business. With respect to the cleanup of such facility:

               7.10.(a) Business Interruption Insurance. Claims upon and proceeds of business interruption insurance received by Company whether before or after Closing, relating to periods to and including Closing, shall be retained by Company as an Excluded Asset. Claims upon and proceeds of business interruption insurance received by Company relating to periods after Closing shall be remitted promptly to Buyer.

               7.10.(b) Property Insurance. Claims upon and proceeds of insurance covering the value of inventory shall be retained by Company as an Excluded Asset. Claims upon and proceeds of insurance covering improvements to realty and other fixed assets shall be disposed of by Company as follows: Prior to Closing, subject to Buyer's approval which approval shall not be unreasonably withheld, Company shall as expeditiously as possible undertake to clean up and restore the property, and all property insurance proceeds covering property shall be applied for this purpose. Company agrees to consult with Buyer with respect to such cleanup and restoration, to the end that the property be reasonably suited to Buyer's intended operation at or after Closing. Any such proceeds received by Company relative to the fixed assets and not disbursed for the purpose of such cleanup and restoration at the time of Closing shall be remitted to Buyer at or promptly after Closing; any such proceeds received after Closing shall be remitted to Buyer promptly after receipt. Company shall exercise its best efforts to diligently and fully prosecute its claim to recover such property insurance proceeds to the maximum value of such insured loss. Company shall be solely responsible for the payment of any and all deductibles payable with respect to any insurance coverage referenced in this Section 7.10(b).

               7.10.(c) If, after signing of this Agreement and before Closing, in the course of the clean-up and restoration of the property, representatives of the Buyer and the Company elect to improve the condition or effectiveness of certain items of the Purchased Assets to a level beyond their condition prior to the flood and the cost of this improvement exceeds insurance proceeds available for such improvement, then Buyer shall be responsible for the cost of such improvements to the extent in excess of available insurance proceeds and shall reimburse Company for any amount incurred by the Company in respect of such excess amount. In order to be covered by this Section 7.10.(c), the items of Purchased Assets must be identified in a written instrument signed by duly authorized representatives of Buyer and Company, which instrument also identifies as to each such item, the extent to which it is being improved beyond its condition prior to the flood.

        7.11. Nondisparagement. For a period of two years from and after the Closing Date, none of the parties to this Agreement shall say, publish or cause to be published or do anything that casts any other party hereto in an unfavorable light, or disparage or injure any other party's goodwill, business reputation or relationship with existing or potential suppliers, vendors, customers, employees, contractors, investors or the financial community in general, or the good will or business reputation of such party.

        7.12. Form 8594 Filing. Company and Buyer agree that each shall timely file Treasury Form 8594 "Asset Acquisition Statement" as required under Section 1060 of the Internal Revenue Code of 1986, as amended based upon the allocation of the purchase price of the Purchased Assets on or after the Closing Date.


   8.   FURTHER COVENANTS OF COMPANY

        Company covenants and agrees as follows:

        8.1. Access to Information and Records and Physical Inspections. During the period prior to the Closing:

               8.1.(a)   Company shall, and shall cause its officers,
        employees, agents, independent accountants and advisors to: (i) furnish to Buyer, its officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning the Division and the operation of the Business as may be requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to the Business that Company or its officers, employees, agents, independent accountants or advisors shall have in their custody; and (ii) grant to Buyer and its employees, agents and contractors reasonable access to the Facilities during normal business hours for the purpose of conducting such soils tests, environmental tests and inspections and such other engineering and physical tests and inspections as Buyer deems reasonably necessary or desirable (so long as such tests and inspections do not unreasonably interfere with the operation of the Facilities).

               8.1.(b)   With the prior consent of the authorized
        representative of Company in each instance (which consent shall not be unreasonably withheld), Buyer and its officers, employees, agents, independent accountants and advisors, shall have access to vendors, customers, and others having business dealings with the Business for the purpose of performing Buyer's due diligence investigation.

        8.2. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by the Buyer:

               8.2.(a)   No Changes.  Company will carry on the Business
        diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

               8.2.(b)   Maintain Organization.  Company will take such
        action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Business and will use its best efforts to preserve the Business intact, to keep available to Buyer the present officers and employees of the Business, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Business.

               8.2.(c)   No Breach.  Company will not do or omit any act, or
        permit any omission to act, which may cause a breach of any contract, commitment or obligation material to the Business, or any breach of any representation, warranty, covenant or agreement made by Company herein, or which would have required disclosure on Schedule 4.8 had it occurred after the date of the Recent Business Balance Sheet and prior to the date of this Agreement.

               8.2.(d)   No Material Contracts.  No contract or commitment
        will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company in connection with its operation of the Business, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Business and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

               8.2.(e)   Maintenance of Insurance.  Company shall maintain
        all of the insurance in effect as of the date hereof with respect to the Business and the Purchased Assets.

               8.2.(f)   Maintenance of Property.  Company shall use,
        operate, maintain and repair all property constituting Purchased Assets in a normal business manner.

               8.2.(g)   Interim Financials.  Company will provide Buyer as
        promptly as is practical with interim monthly financial statements of the Business.

               8.2.(h)   No Negotiations.  Company will not directly or
        indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Business or any part thereof or any equity securities of Company.

        8.3. Consents. Company will obtain all consents necessary for the consummation of the transactions contemplated hereby.

        8.4. Other Action. Company shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

        8.5. Production Contract. Company and Buyer agree that at Closing they will enter into a contract under which Buyer shall machine forgings manufactured by Company in the form attached hereto as Exhibit 8.5.


   9.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

        Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

        9.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Company in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

        9.2. Compliance With Agreement. Company shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.1.

        9.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

        9.4. Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing.

        9.5. Title Insurance. Buyer shall have obtained good and valid title insurance policies or, in final form, irrevocable title insurance binders, dated as of the Effective Time, conforming to the specifications set forth in Section 7.1 hereof.

        9.6. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

        9.7. Section 1445 Affidavit. Company shall have delivered to Buyer an affidavit, in form satisfactory to Buyer, to the effect that Company is not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate" under Section 1445 of the Code, and containing all such other information as is required to comply with the requirements of such Section.

        9.8. Environmental Audit. The results of the environmental audit conducted pursuant to Section 7.2 shall not have disclosed any past or present condition, process or practice with respect to the Business as conducted by the Company prior to the Closing Date or any property owned, occupied or operated by the Company in connection with Business which is not in material compliance with all applicable Environmental Laws or which otherwise requires Remediation under any Environmental Law, if a reasonable estimate by Buyer of the cost of remediation, or the potential liability to third persons arising from such condition, process or practice, or the cost of bringing such property into material compliance with all applicable Environmental Laws, would exceed Fifty Thousand United States Dollars and No/100 (U.S. $50,000) in the aggregate with respect to all matters described in this Section.

   10.  CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

        Each and every obligation of Company to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

        10.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

        10.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.2.

        10.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

        10.4. Waiting Periods. All applicable waiting periods related to the HSR Act and all applicable plant-closing laws shall have expired.


   11.  ESCROW

        11.1. On the Closing Date, Company will deposit the sum of (i) the Base Escrow Amount (hereinafter defined) plus (ii) the Environmental Escrow Amount (as defined in Section 13.3), if any (collectively the "Escrow Amount") with an escrow agent to be held and disbursed by such escrow agent pursuant to the terms and conditions of an escrow agreement in the form of Exhibit 11.1 attached hereto and made a part hereof (the "Escrow Agreement"). The Escrow Agreement will direct the escrow agent to deposit the Escrow Amount in an interest-bearing account, and so long as Buyer has filed no claim against Company to pay the interest to Company quarterly. Should a claim be filed the interest earned thereafter will not be distributed but will remain with the Escrow Amount until the claim is resolved. The Escrow Amount shall secure, in part, the performance of Company's covenants and agreements under or pursuant to, and the accuracy of the representations and warranties made by Company in, this Agreement, including, without limitation any indemnity provided by Company pursuant to Section 13.3. Should Buyer assert a claim against Company for breach of any of Company's representations, warranties, covenants, indemnities or agreements under this Agreement (an "Eligible Claim"), Company and Buyer may by joint written notice direct the escrow agent to disburse all or any part of the Escrow Amount to Buyer in respect of such Eligible Claim. Otherwise, Buyer shall be entitled to receive disbursements of the Escrow Amount only as provided in Section 4(b) of the Escrow Agreement. Provided no Eligible Claim has been filed and is then pending in a court of competent jurisdiction and provided the Escrow Amount does not then include an Environmental Escrow Amount, (i) on the first (1st) anniversary of the Closing Date, fifty percent (50%) of the Base Escrow Amount shall be released to Company, (ii) on the second (2nd) anniversary of the Closing Date, fifty percent (50%) of the then remaining Base Escrow Amount shall be released to Company and (iii) on the third (3rd) anniversary of the Closing Date, the then remaining Base Escrow Amount shall be released to Company. In the event of an Eligible Claim arising under an Objection Notice under Section 13.3 Company shall promptly engage qualified third parties for remediation and Buyer shall join Company in giving instructions to the Escrow Agent for the payment of the third parties' costs and expenses arising from the remediation. If an Eligible Claim is pending or any matter as to which Company has deposited the Environmental Escrow Amount has not been fully resolved and cured to Buyer's reasonable satisfaction on any of the foregoing dates, a portion of the Escrow Amount sufficient to resolve the open Eligible Claim shall not be released to Company until final resolution of all such Eligible Claims. Upon final resolution of all Eligible Claims, Company shall be entitled to receive any remaining balance of the Escrow Amount. Buyer's right to recover all or any portion of the Escrow Amount shall be in addition to and cumulative of any other right or remedy available to Buyer under the Agreement or otherwise available to Buyer at law or in equity. As used herein, the term "Base Escrow Amount" shall mean an amount equal to Three Million Six Hundred Fifty Thousand Dollars ($3,650,000).


   12.  CLOSING

        The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, at 9:00 A.M. on May 30, 1997, or at such other time and place as the parties hereto shall agree upon (the "Closing Date").

        12.1. Documents to be Delivered by Company. At the Closing, Company shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form or take the following actions:

               12.1.(a) Deeds, Bills of Sale. Warranty deeds to real estate and bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby. At or after the Closing, and without further consideration, Company shall execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to more effectively convey and transfer to Buyer and of the Purchased Assets, or for aiding and assisting in collecting and reducing to possession and exercising rights with respect thereto.

               12.1.(b) Compliance Certificate. A certificate signed by an executive officer of Company that each of the representations and warranties made by Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company has performed and complied with all of Company's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

               12.1.(c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               12.1.(d) Articles; By-laws. A copy of the By-laws of Company certified by the secretary of Company, and a copy of the Articles of Incorporation of Company certified by the Department of Financial Institutions of the State of Wisconsin.

               12.1.(e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

               12.1.(f) Nonforeign Affidavit. Company shall deliver to Buyer a nonforeign affidavit as required by Section 1445(b)(2), Internal Revenue Code of 1986, as amended.

               12.1.(g) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

        12.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

               12.2.(a) Cash Purchase Price. A certified or bank cashier's check (or wire transfer) as required by Section 3.2.(b) hereof.

               12.2.(b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Company and its counsel to evidence the assumption of Company Liabilities as provided for in Article 2.

               12.2.(c) Compliance Certificate. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

               12.2.(d) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               12.2.(e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company by Buyer pursuant to the terms hereof.

               12.2.(f) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.


   13.  TERMINATION

        13.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
   Closing:

               (a)  by mutual written agreement of Buyer and Company, or

               (b) by either Buyer or Company if the Closing shall not have occurred on or before August 1, 1997, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

        13.2.  Termination for Breach.

               13.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived or (iii) Company shall have attempted to terminate this Agreement under this Article 13 or otherwise without grounds to do so, then Buyer may, by written notice to Company at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 13.2.(c) hereof.

               13.2.(b) Termination by Company. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Company, (ii) there has been a failure of satisfaction of a condition to the obligations of Company which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 13 or otherwise without grounds to do so, then Company may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 13.2.(c) hereof.

               13.2.(c) Effect of Termination. Because of the inherent difficultly in ascertaining actual damages resulting from the termination of the Agreement pursuant to Section 13.2., the parties hereby irrevocably agree to the fullest extent permitted by law to establish liquidated damages in the amount of Ten Million United States Dollars and No/100 (U.S. $10,000,000.00), in the event either party shall refuse to close the transaction as provided herein without having proper cause to terminate under either Section 13.1 or
        13.2. Each party stipulates that such liquidated damage amount is reasonable and is not designed as punishment for the wrongful termination of the Agreement and shall be paid to the non breaching party by the breaching party in such event. Subject to the foregoing, the parties' obligations under Section 14.9. of this Agreement shall survive termination.

        13.3. Environmental Defects. Buyer will within ten (10) days after completion of any environmental audits and final report conducted pursuant to Section 7.2 but in no event later than twenty (20) days prior to the Closing, notify Company ("Objection Notice") of any fact or condition regarding Matters of Environmental Concern which is unacceptable to Buyer. The Objection Notice shall include Buyer's good faith estimate of the cost of remedying such objectionable matter. If Buyer fails to make a timely Objection Notice, then any such objectionable matter disclosed in the environmental audit report shall be deemed waived for purposes of Section
   13.3. If Buyer makes a timely Objection Notice, and if the cost of remedying such objectionable matter is reasonably estimated by Buyer to be Fifty Thousand Dollars ($50,000) or less, then such objectionable matter shall not be deemed "material" for purposes of Sections 9.1 and 13.2.(a), provided Company remedies the same to Buyer's reasonable satisfaction at Company's sole expense prior to Closing. If the cost of remedying such objectionable matter is reasonably estimated by Buyer to be in excess of Fifty Thousand Dollars ($50,000), then Buyer shall have the option, in its sole discretion, of either (i) closing the transaction contemplated by this Agreement on the conditions that Company (A) indemnifies Buyer fully (and not subject to any limitation set forth in Section 2.2 of this Agreement) for the cost of satisfying the Liability arising from such objectionable matter and (B) deposits in escrow to be held and applied in accordance with the Escrow Agreement the amount (the "Environmental Escrow Amount"), if any, by which Buyer's estimated cost of curing the objectionable matter exceeds the Base Escrow Amount (ii) closing the transaction contemplated by this Agreement without the indemnity and escrow deposit described in subpart (i) above, provided in that event Company shall continue to be liable for any Liability arising from such objectionable matter to the extent and on the terms set forth in Section
   2.2 of this Agreement or (iii) terminating this Agreement.

   14.  MISCELLANEOUS

        14.1. Disclosure Schedule. The Schedules referenced from time to time in the body of this Agreement are sometimes collectively referred to herein as the "Disclosure Schedule." The Disclosure Schedule in its entirety constitutes a part of this Agreement. Information set forth in any portion of the Disclosure Schedule shall be deemed disclosed for all purposes hereunder, so long as its import is clearly stated or summarized.

        14.2. Further Assurance. From time to time, at Buyer's request and without further consideration, Company will execute and deliver to Buyer such documents, instruments and consents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby, to discharge the covenants of Company and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

        14.3. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects, except that Company's approval shall not be required as to any statements and other information which Buyer may be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or the New York Stock Exchange, or otherwise required by law, and Buyer's approval shall not be required as to any statements and other information which Seller may be required to make pursuant to any law or regulation governing plant closure notifications.

        14.4.   Assignment; Parties in Interest.

               14.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Company hereunder.

               14.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

        14.5. Equitable Relief. Company agrees that any breach of the Company's obligation to consummate the sale of the Purchased Assets on the Closing Date, any breach or threatened breach of any noncompetition obligation imposed by Section 7.3 hereof, or any breach or threatened breach by Company of its obligations imposed by Section 7.4 hereof, will result in irreparable injury to Buyer for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to Buyer for such breach or threatened breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant. This
   Section 14.5 shall not be construed to limit Buyer's right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

        14.6. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Process and pleadings mailed to a party at the address provided in Section 14.8 shall be deemed properly served and accepted for all purposes.

        14.7. Amendment and Modification. Buyer and Company may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

        14.8. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

               (a)       If to Buyer, to:

                         Trinity Industries, Inc.
                         2525 Stemmons Freeway
                         Dallas, Texas 75207
                         Attention:  John Sanford
                                 Executive Vice President
                         Facsimile:  (214) 589-8910
                         (with a copy to)

                         F.D. Phelps, Jr.
                         Vice President
                         Trinity Industries, Inc.
                         2525 Stemmons Freeway
                         Dallas, Texas 75207
                         Facsimile:  (214) 589-8824

                         (and)

                         Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                         2200 Ross Avenue, Suite 900
                         Dallas, Texas 75201
                         Attention:  Robert J. Banta
                         Facsimile:  (214) 220-4899

   or to such other person or address as Buyer shall furnish to Company in writing.

               (b)       If to Company to:

                         Ladish Co., Inc.
                         5841 South Packard Avenue
                         Cudahy, Wisconsin
                         Attention:  Wayne E. Larsen
                                     Vice President
                         Facsimile:  (414) 747-2890

                         (with a copy to)

                         John M. Olson
                         Foley & Lardner
                         777 East Wisconsin Avenue
                         Milwaukee, Wisconsin 53202
                         Facsimile:  (414) 297-4900

   or to such other person or address as Company shall furnish to Buyer in writing.

        If sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

        14.9. Expenses; Cost of Litigation. Regardless of whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby, including, without limitation, the fees and expenses associated with necessary filings under the HSR Act. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

        14.10. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein, except for a Confidentiality Agreement dated February 24, 1997, which is hereby ratified and reaffirmed.

        14.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        14.12. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

        14.13. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

        "Affiliate" - Section 1.3.(e)
        "Assumed Contracts" - Section 2.1.(b)
        "Assumed Liabilities" - Section 2.1
        "Business" - Section 1.1
        "CERCLA" - Section 4.11.(c)(ii)(G)
        "Closing" - Preamble to Article 12
        "Closing Date" - Preamble to Article 12
        "Code" - Section 3.6
        "Contracts" - Section 1.2.(g)
        "Disclosure Schedule" - Section 14.1
        "Division" - Recitals
        "Effective Time" - Section 3.3.(b)
        "Environmental Claim" - Section 4.11.(c)
        "Environmental Laws" - Section 4.11.(c)
        "Excluded Assets" - Section 1.3
        "Facilities" - Recitals
        "Government Entities" - Section 4.11.(b)
        "HSR Act" - Section 4.3
        "IRS" - Section 3.6
        "Inventory" - Section 1.2.(d)
        "Laws" - Section 4.11.(b)
        "Leased Real Property" - Section 1.2.(b)
        "Liability" - Section 2.1
        "Lien" - Section 4.12.(a)
        "Litigation" - Section 4.10
        "Net Working Capital" - Section 3.3.(a)
        "Orders" - Section 4.11.(b)
        "Owned Real Property" - Section 1.1.(a)
        "Permits" - Section 4.11.(c)
        "Permitted Real Property Liens" - Section 4.12.(a)
        "Personal Property Leases" - Section 1.2.(e)
        "Products" - Section 4.20
        "Purchase Orders" - Section 1.2.(g)
        "Purchased Assets" - Section 1.2
        "Purchase Price" - Section 3.1
        "Real Property" - Section 4.12.(c)
        "Real Property Leases" - Section 1.2.(b)
        "Recent Business Balance Sheet" - Section 4.4
        "Remediation" - Section 4.11.(c)
        "Requirement(s) of Environmental Law(s)" - Section 4.11.(c) "Sales Orders" - Section 1.2.(g)
        "Settlement Date" - Section 3.2.(c)
        "Trade Rights" - Section 1.2.(f)

   Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

   TRINITY FITTING & FLANGE
      GROUP, INC.                      LADISH CO., INC.


   By:  /s/                            By:   /s/

   Attest:  /s/                        Attest:  /s/